Exhibit 99.1

SAGALIAM ACQUISITION CORP. CONFIRMS FUNDING AND EXTENSION OF DEADLINE TO COMPLETE BUSINESS COMBINATION

New York, NY August 8, 2023 – Sagaliam Acquisition Corp. (NASDAQ: “SAGAU”, “SAGA”, “SAGAR”) (“we”, “us”, “our”, or the “Company”) announced today that it was exercising its option to extend the time available to consummate its business combination to August 23, 2023.

Business Combination Extension

The date by which the Company has to complete its business combination has been extended by the Company from July 23, 2023 to August 23, 2023 (the “Extension”) by depositing $57,380.22 into the trust account for its public stockholders. The Extension is the seventh of ten one-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its business combination.

About Sagaliam Acquisition Corp.

We are a blank check company incorporated under the laws of the State of Delaware on March 31, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Sagaliam intends to continue to pursue the consummation of a business combination with an appropriate target.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACT INFORMATION

Sagaliam Acquisition Corp.,
Barry Kostiner, Chief Executive Officer
1800 Avenue of the Stars, Suite 1475
Los Angeles, CA 90067
Tel: (213) 616-0011
bkostiner@fintecham.com